                                                                    EXHIBIT 99.1


                        [CENTERPOINT ENERGY LETTERHEAD]


                 CENTERPOINT ENERGY TO PRESENT AT DEUTSCHE BANK
                            ELECTRIC POWER CONFERENCE
       LIVE VIA WEBCAST ON WEDNESDAY, JUNE 11, 2003, APPROX. 9:30 A.M. EDT

         HOUSTON - JUNE 2, 2003 - CenterPoint Energy's (NYSE: CNP) president and chief executive officer, David M. McClanahan, will present an overview of the company at the Deutsche Bank 2003 Electric Power Conference on Wednesday, June 11, 2003.

         The live webcast of the presentation will begin at approximately 9:30 a.m. Eastern time. You are invited to access the presentation on the Internet at www.centerpointenergy.com, in the Investors section. A replay of the presentation will be available approximately one hour after the live webcast, and will be archived on CenterPoint Energy's Web site.

         CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission and distribution, natural gas distribution and sales, interstate pipeline and gathering operations, and more than 14,000 megawatts of power generation in Texas. The company serves nearly five million customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma, and Texas. Assets total more than $20 billion. CenterPoint Energy became the new holding company for the regulated operations of the former Reliant Energy, Incorporated in August 2002. With more than 11,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.


                                    - # # # -